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                           PURCHASE AND SALE AGREEMENT


                                      AMONG


      ESENJAY EXPLORATION, INC., ESENJAY PETROLEUM CORPORATION, TRIJON EXPLORATION, INC., BRAZOS RESOURCES, INC., AND JLC ENTERPRISES, INC.,


                                   AS SELLERS,


                                       AND


                                SANTOS USA CORP.,


                                  AS PURCHASER


                                NOVEMBER 16, 2001

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                                TABLE OF CONTENTS



ARTICLE 1 PURCHASE AND SALE..................................................1
Section 1.1  Purchase and Sale...............................................1
Section 1.2  Assets..........................................................1
Section 1.3  Excluded Assets.................................................3
Section 1.4  Effective Time; Proration of Costs and Revenues.................3
Section 1.5  Delivery and Maintenance of Records.............................5

ARTICLE 2 PURCHASE PRICE.....................................................5
Section 2.1  Purchase Price..................................................5
Section 2.2  Adjustments to Purchase Price...................................5
Section 2.3  Allocation of Purchase Price....................................6

ARTICLE 3 TITLE MATTERS......................................................7
Section 3.1  Sellers' Title..................................................7
Section 3.2  Definition of Defensible Title..................................7
Section 3.3  Definition of Permitted Encumbrances............................8
Section 3.4  Notice of Title Defects; Defect Adjustments.....................9
Section 3.5  Limitations on Applicability...................................11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER..........................11
Section 4.1  Disclaimer.....................................................11
Section 4.2  Existence and Qualification....................................12
Section 4.3  Power..........................................................12
Section 4.4  Authorization and Enforceability...............................12
Section 4.5  No Conflicts...................................................13
Section 4.6  Liability for Brokers' Fees....................................13
Section 4.7  Litigation.....................................................13
Section 4.8  Taxes and Assessments..........................................13
Section 4.9  Environmental Laws.............................................14
Section 4.10 Safety and Health..............................................14
Section 4.11 Outstanding Capital Commitments................................14
Section 4.12 Compliance with Laws...........................................14
Section 4.13 Contracts......................................................14
Section 4.14 Payments for Production........................................15
Section 4.15 Gas Imbalances.................................................15
Section 4.16 Governmental Authorizations....................................15
Section 4.17 Consents and Preferential Purchase Rights......................15
Section 4.18 Absence of Certain Changes.....................................16
Section 4.19 Bankruptcy.....................................................16

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................16
Section 5.1  Existence and Qualification....................................16
Section 5.2  Power..........................................................16
Section 5.3  Authorization and Enforceability...............................16

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Section 5.4  No Conflicts...................................................17
Section 5.5  Liability for Brokers' Fees....................................17
Section 5.6  Litigation.....................................................17
Section 5.7  Financing......................................................17
Section 5.8  Independent Investigation......................................17

ARTICLE 6 COVENANTS OF THE PARTIES..........................................18
Section 6.1  Government Reviews.............................................18
Section 6.2  Letters-in-Lieu; Assignments; Operatorship.....................18
Section 6.3  Transition Agreement...........................................18
Section 6.4  Gas and NGL Imbalances.........................................18
Section 6.5  Consents and Preferential Rights...............................19
Section 6.6  Tax Matters....................................................20
Section 6.7  Further Assurances.............................................20
Section 6.8  Certain Covenants of Sellers...................................20

ARTICLE 7 CONDITIONS TO CLOSING.............................................20
Section 7.1  Conditions of Sellers to Closing...............................20
Section 7.2  Conditions of Purchaser to Closing.............................21

ARTICLE 8 CLOSING...........................................................22
Section 8.1  Time and Place of Closing......................................22
Section 8.2  Obligations of Sellers at Closing..............................22
Section 8.3  Obligations of Purchaser at Closing............................23
Section 8.4  Closing Payment and Post-Closing Purchase Price Adjustments....24

ARTICLE 9 TERMINATION AND AMENDMENT.........................................25
Section 9.1  Termination....................................................25
Section 9.2  Effect of Termination..........................................25

ARTICLE 10 POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS...........25
Section 10.1  Receipts......................................................25
Section 10.2  Expenses......................................................26
Section 10.3  Assumption and Indemnification................................26
Section 10.4  Indemnification Actions.......................................29
Section 10.5  Limitation on Actions.........................................31
Section 10.6  Recording.....................................................31
Section 10.7  Special Provision for Casualty Loss or Condemnation...........31

ARTICLE 11 MISCELLANEOUS....................................................32
Section 11.1  Counterparts..................................................32
Section 11.2  Notice........................................................32
Section 11.3  Sales or Use Tax, Recording Fees and Similar Taxes and Fees...33
Section 11.4  Expenses......................................................33
Section 11.5  Replacement of Bonds, Letters of Credit and Guarantees........34
Section 11.6  Governing Law.................................................34
Section 11.7  Captions......................................................34

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Section 11.8  Waivers.......................................................34
Section 11.9  Assignment....................................................34
Section 11.10 Entire Agreement..............................................35
Section 11.11 Amendment.....................................................35
Section 11.12 No Third-Party Beneficiaries..................................35
Section 11.13 References....................................................35
Section 11.14 Construction..................................................35
Section 11.15 Limitation on Damages.........................................36

ARTICLE 12 DEFINITIONS......................................................36



EXHIBITS:

      Exhibit A         -    Leases
      Exhibit A-1       -    Interests in Wells and Units
      Exhibit B         -    Form of Conveyance
      Exhibit C         -    Form of Transition Agreement

SCHEDULES:

      Schedule 1.0      -    Sold and Retained Percentages
      Schedule 2.3      -    Allocated Values
      Schedule 4.7      -    Litigation
      Schedule 4.8      -    Tax Matters
      Schedule 4.9      -    Environmental Matters
      Schedule 4.11     -    Capital Commitments
      Schedule 4.12     -    Compliance with Law Issues
      Schedule 4.13     -    Contract Matters
      Schedule 4.14     -    Suspense Accounts
      Schedule 4.15     -    Gas and NGL Imbalances
      Schedule 4.16     -    Permit Issues
      Schedule 4.17     -    Preferential Rights to Purchase and Consents to Assignment
      Schedule 4.18     -    Certain Changes

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                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement (this "Agreement") is executed on
November [16,] 2001, by and among Esenjay Exploration, Inc., a Delaware corporation ("Esenjay" or "Operator"), Esenjay Petroleum Corporation, a Texas corporation ("EPC"), Trijon Exploration, Inc., a Texas corporation
("Trijon"), Brazos Resources, Inc., a Texas corporation ("Brazos"), and JLC
Enterprises, Inc., a Texas corporation ("JLC") (Esenjay, EPC, Trijon, Brazos, and JLC are hereinafter collectively referred to as "Sellers" and individually, as a "Seller"), and Santos USA Corp., a Delaware corporation
("Purchaser"). Sellers and Purchaser are hereinafter collectively referred to as the "Parties" and individually, as a "Party."

                                    RECITALS:

      A. Sellers are the owners of certain interests in oil and gas properties that are defined and described herein.

      B. Sellers desire to sell and Purchaser desires to purchase that percentage set forth under the column styled "Sold Percentage" in SCHEDULE
1.0 (with respect to each such Seller, the "Sold Percentage") out of each Seller's right, title and interest in and to those properties and rights on the terms and conditions hereinafter set forth.

      C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in Article
12 hereof.

      NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                           ARTICLE 1 PURCHASE AND SALE

      SECTION 1.1 PURCHASE AND SALE.

      At the Closing and upon the terms and subject to the conditions of this Agreement, Sellers agree to sell and convey to Purchaser, and Purchaser agrees to purchase, accept and pay for the Assets (as defined in Section 1.2).

      SECTION 1.2 ASSETS.

      As used herein and elsewhere in this Agreement, the term "Assets" means, with respect to each Seller, the Sold Percentage out of such Seller's right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following:

            (a) All of the oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other properties and interests described on EXHIBIT A, subject to

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      such depth limitations and other restrictions as may be set forth on
      EXHIBIT A (collectively, the "Leases"), and any and all oil, gas, water,
      CO2 or injection wells thereon, including the interests in the wells shown on EXHIBIT A-1 attached hereto (the "Wells");

            (b) Any pools or units which include all or a part of any Lease or include any Well, including those pools or units shown on EXHIBIT A-1 (the
      "Units"; the Units, together with the Leases and Wells, being hereinafter referred to as the "Properties"), and including production from any such pool or unit, whether such unit production comes from wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

            (c) All presently existing contracts, agreements and instruments by which the Assets are bound, to the extent applicable to the Assets, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of oil, gas, casinghead gas or CO2 and processing agreements to the extent applicable to the Assets or the production of oil and gas and other minerals and products produced in association therewith from the Assets and all hedging contracts (all of which are hereinafter collectively referred to as "Contracts" but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law), and provided that "Contracts" shall not include the instruments constituting the Leases;

            (d) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Assets, excluding any permits and other appurtenances to the extent transfer is restricted by third-party agreement or applicable Law;

            (e) Equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, gas treating facilities, machinery, computers and related peripheral equipment, inventory, power lines, telephone and telegraph lines, roads, and other appurtenances, easements and facilities
      (the "Equipment"); and

            (f) All lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, geologic data (excluding interpretations thereof), files and all other books, records, data, files, maps and accounting records related solely to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law, (ii) work product of Sellers' legal counsel
      (other than title opinions) and (iii) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the "Records");

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      provided, however, that Sellers may retain the originals of such files and other records as Sellers have determined may be required for litigation, Tax, accounting, and auditing purposes and provide Purchaser with copies thereof,

excluding, however, the Excluded Assets (as defined in Section 1.3).

      SECTION 1.3 EXCLUDED ASSETS.

      Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby
(collectively, the "Excluded Assets"):

            (a) that percentage set forth under the column styled "Retained
      Percentage" in SCHEDULE 1.0 (with respect to each Seller, the "Retained
      Percentage") out of each Seller's right, title and interest in and to the oil and gas properties and other assets described in Section 1.2;

            (b) all corporate, financial, income and franchise tax and legal records of each Seller that relate to that Seller's business generally
      (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Sellers pursuant to Section 1.2(f) and copies of any other records retained by Sellers pursuant to Section 1.5;

            (c) all rights to any refund of Taxes or other costs or expenses borne by Sellers or Sellers' predecessors in interest and title attributable to periods prior to the Effective Time; and

            (d) Sellers' area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Sellers' business generally.

      SECTION 1.4 EFFECTIVE TIME; PRORATION OF COSTS AND REVENUES.

      Possession of the Assets shall be transferred from Sellers to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., local time, where the respective Assets are located, on September 16, 2001 (the "Effective Time"), as described below.

      Purchaser shall be entitled to all production from or attributable to each Seller's Sold Percentage interest in the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property
Costs incurred at and after the Effective Time and all costs and expenses identified in the authority for expenditure for the Runnells No. 7 Well, whether actually incurred before or after the Effective Time. Sellers shall be entitled to all production from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to

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the Effective Time, except that Sellers shall only be responsible for their respective post-Effective Time working interest shares of the costs and expenses that relate to the Runnells No. 7 Well, whether actually incurred before or after the Effective Time. "Earned" and "incurred", as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards. "Property Costs" means: (i) all operating expenses attributable to the Assets (including without limitation costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes); (ii) all capital expenditures incurred in the ownership, drilling and development, and operation of the Assets in the ordinary course of business; and (iii) all overhead costs charged to the Assets under the applicable operating agreement or if none, charged to the Assets on the same basis as charged on the Closing Date.
"Property Costs" shall not include liabilities, losses, costs, and expenses attributable to the Assets that relate to: (i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law; (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits (which are addressed in Section 10.3); (iii) obligations to remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws (which are addressed in Section 10.3);
(iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts; (v) gas balancing obligations; and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, to the extent such obligations are attributable to the Assets. For purposes of allocating production (and accounts receivable with respect thereto), under this Section
1.4, (i) liquid hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run, (ii) gaseous hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported, and (iii) natural gas liquids
("NGLs") shall be deemed to be "from or attributable to" the Leases, Units and Wells when they are sold based on weight and density at the point of sale. Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Sellers shall provide to Purchaser contemporaneously with execution of this Agreement evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment (as defined in Section 8.4(a)).
Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and the applicable Seller shall be responsible for the portion allocated to the period before the Effective Time.

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      SECTION 1.5 DELIVERY AND MAINTENANCE OF RECORDS.

            (a) Subject to the Transition Agreement, Sellers, at Sellers' cost, shall deliver the Records to Purchaser within ten (10) days following the Closing Date. Sellers may retain original Records set forth in Section
      1.2(f) and copies of any/or such Records.

            (b) Purchaser, for a period of seven (7) years following the Closing
      Date, will (i) retain the Records, (ii) provide Sellers, their respective
      Affiliates, and the officers, employees and representatives of Sellers and their respective Affiliates with access to the Records during normal business hours for review and copying at Sellers' expense and (iii) provide Sellers, their Affiliates, and officers, employees and representatives of Sellers and their respective Affiliates with access, during normal business hours, to materials received or produced after the Closing Date relating to any claim for indemnification made under Section
      10.3 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser) for review and copying at Sellers' expense and to Sellers' and their Affiliates' employees for the purpose of discussing any such claim, provided that Purchaser shall have the right to have its own representatives present during any such meeting.

                            ARTICLE 2 PURCHASE PRICE

      SECTION 2.1 PURCHASE PRICE.

      The purchase price for the Assets (the "Purchase Price") shall be Twenty-Four Million Seven Hundred Thousand Dollars ($24,700,000.00), adjusted as provided in Section 2.2. The unadjusted Purchase Price shall be allocated among Sellers based on each Seller's Sold Percentage.

      SECTION 2.2 ADJUSTMENTS TO PURCHASE PRICE.

      The unadjusted Purchase Price allocated among Sellers pursuant to
Section 2.1 shall be adjusted with respect to each Seller, as applicable, as follows (as so adjusted, the "Adjusted Purchase Price") with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards and with each adjustment being allocated among Sellers based upon the amounts attributable to the Assets owned by each.

            (a) Reduced by the aggregate amount of the following proceeds received by such Seller between the Effective Time and the Closing Date
      (with the period between the Effective Time and the Closing Date referred to as the "Adjustment Period"): (i) proceeds from the sale of Hydrocarbons
      (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise Taxes not reimbursed to each Seller by the purchaser of production) produced from or attributable to the Sold
      Percentage interest in the Leases, Wells and Units during the Adjustment
      Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period;

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            (b) Subject to Section 3.4, reduced by the Title Defect Amount (as determined under Section 3.4(e)) of any Title Defects attributable to such
      Seller; provided, however, that notwithstanding anything in this Agreement to the contrary, the purchase price adjustment under this Section 2.2(b)
      shall not exceed twenty percent (20%) of the unadjusted Purchase Price.

            (c) Reduced by the aggregate amounts payable to third-party owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense attributable to the interest of each Seller in the Assets as of the Closing Date, provided that at the Closing, Purchaser shall assume all obligations related to such suspense amounts as set forth in Section 10.3(a);

            (d) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by each Seller and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a); and

            (e) Increased or decreased, as appropriate, pursuant to the provisions of Section 6.4.

      The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser's entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Leases, Units and Wells during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment
Period, and Purchaser shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser's obligation under Section 1.4 to pay Property Costs and other costs attributable and the ownership to operation of the Assets which are incurred during the Adjustment Period, and Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

      SECTION 2.3 ALLOCATION OF PURCHASE PRICE.

      SCHEDULE 2.3 sets forth the agreed allocation of the unadjusted Purchase
Price among each of the Assets, which has been made in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the
"Code"), and the Treasury regulations thereunder. The "Allocated Value" for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on SCHEDULE 2.3, increased or decreased as described in this Section.
Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Sellers and Purchaser agree (i) that the Allocated Values shall be used by Sellers and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax returns, including without limitation Internal Revenue Service Form
8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to government authorities, in audit or other proceedings with respect

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to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.

                             ARTICLE 3 TITLE MATTERS

      SECTION 3.1 SELLERS' TITLE.

            (a) Each Seller, severally and not jointly, represents and warrants to Purchaser that such Seller's title to its Sold Percentage of the Leases, Wells and Units shown on EXHIBIT A-1 as of the Effective Time is (and as of the Title Claim Date shall be) Defensible Title as defined in
      Section 3.2.

            (b) The conveyances to be delivered by each Seller to Purchaser shall be substantially in the forms attached hereto as EXHIBIT B (the
      "Conveyances") and contain a special warranty of title by, through and under the applicable Seller (as relates to the Properties only), subject to the Permitted Encumbrances, but shall otherwise be without warranty of title, express, implied or statutory, except that such conveyances shall transfer to Purchaser all rights or actions on title warranties given or made by the applicable Seller's predecessors (other than Affiliates of any Seller), to the extent that such Seller may legally transfer such rights.

            (c) Purchaser shall not be entitled to protection under Sellers' special warranties of title in the Conveyances against any Title Defect reported under this Article 3.

      SECTION 3.2 DEFINITION OF DEFENSIBLE TITLE.

      As used in this Agreement, the term "Defensible Title" means that title of the applicable Seller which, subject to Permitted Encumbrances:

            (a) Entitles that Seller to receive throughout the duration of the productive life of any Lease, Unit or Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of oil and gas), not less than the "net revenue interest" share shown in EXHIBIT A-1 for such Seller of all oil, gas and other minerals produced, saved and marketed from such Lease, Unit or Well, except decreases in connection with those operations in which that Seller may be a nonconsenting co-owner, decreases resulting from the establishment or amendment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries and except as stated in such EXHIBIT A-1;

            (b) Obligates that Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Lease, Unit or Well not greater than the "working interest" shown in EXHIBIT A-1 for such Seller without increase throughout the productive life of such Lease, Unit or Well, except as stated in EXHIBIT A-1 and except increases resulting from contribution requirements with respect to defaulting

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      co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in that Seller's net revenue interest; and

            (c) Is free and clear of liens, encumbrances, obligations or defects.

      As used in this Agreement, the term "Title Defect" means any lien, charge, encumbrance, obligation, or defect (including without limitation a discrepancy in net revenue interest or working interest) that causes a breach of the applicable Seller's representation and warranty in Section 3.1.

      SECTION 3.3 DEFINITION OF PERMITTED ENCUMBRANCES.

      As used herein, the term "Permitted Encumbrances" means any or all of the following:

            (a) Lessors' royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce the applicable Seller's net revenue interests below that shown in EXHIBIT A-1 for such Seller or increase the applicable
      Seller's working interest above that shown in EXHIBIT A-1 for such Seller without a corresponding increase in the net revenue interest for such Seller;

            (b) All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders, participation agreements, letter agreements, exploration agreements, and other contracts, agreements and instruments applicable to the Assets (whether recorded or unrecorded) to the extent that they do not, individually or in the aggregate, reduce the applicable Seller's net revenue interests below that shown in EXHIBIT A-1 for such Seller or increase the applicable
      Seller's working interest above that shown in EXHIBIT A-1 for such Seller without a corresponding increase in the net revenue interest for such Seller;

            (c) Subject to compliance with Section 6.5, preferential rights to purchase the Assets;

            (d) Subject to compliance with Section 6.5, third-party consent requirements and similar restrictions;

            (e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

            (f) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

            (g) All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

                                       8


            (h) Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

            (i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations;

            (j) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

            (k) Any encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Purchaser at the Closing Date or which is discharged by any Seller at or prior to the Closing; and

            (l) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties.

      SECTION 3.4 NOTICE OF TITLE DEFECTS; DEFECT ADJUSTMENTS.

            (a) To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a claim notice (a "Title Claim Notice") to Sellers (whether or not applicable to each Seller) on or before the 90th day following the Closing Date (the "Title Claim Date"). Such notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Leases, Units or Wells affected, (iii) the Allocated Values of the Leases, Units or Wells subject to the alleged Title Defect(s), (iv) supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to verify the existence of the alleged Title Defect(s), (v) the amount by which Purchaser reasonably believes the Allocated Values of those Leases, Units or Wells are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based, and (vi) the amounts, if any, which Purchaser believes is applicable to each Seller. Purchaser shall be deemed to have waived all breaches of Section 3.1 of which Sellers have not been given notice on or before the Title Claim Date.

            (b) The applicable Seller shall attempt, at that Seller's sole cost, to cure or remove on or before the 30th day following receipt of any Title Claim Notice any Title Defects of which it has been advised by Purchaser. If the Title Defect is not cured to Purchaser's reasonable satisfaction within such time period, the Purchase Price shall be reduced by an amount (the "Title Defect Amount") equal to the reduction in the Allocated Value for such Lease, Unit or Well caused by such Title Defects, as determined pursuant to Section 3.4(e).

            (c) With respect to each Lease, Unit or Well affected by Title Defects reported under Section 3.4(a) and not cured during the period permitted under

      Section 3.4(b), the Purchase Price shall be reduced by the Title Defect Amount equal to the reduction in the Allocated Value for such Lease, Unit or Well caused by such uncured Title Defects, as determined pursuant to
      Section 3.4(e).

            (d) Sections 3.4(b) and (c) shall be the exclusive right and remedy of Purchaser with respect to any Seller's breach of its warranty and representation in Section 3.1.

            (e) The Title Defect Amount resulting from a Title Defect shall be determined as follows:

                  (i) if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

                  (ii) if the Title Defect is a lien, encumbrance or other
            charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Lease, Unit or Well;

                  (iii) if the Title Defect represents a discrepancy between (A)
            the net revenue interest for any Lease, Unit or Well and (B) the net revenue interest or percentage stated on EXHIBIT A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Lease, Unit or Well multiplied by a fraction, the numerator of which is the net revenue interest or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on EXHIBIT A-1;

                  (iv) if the Title Defect represents an obligation,
            encumbrance, burden or charge upon or other defect in title to the affected Lease, Unit or Well of a type not described in subsections
            (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Lease, Unit or Well so affected, the portion of the Lease, Unit or Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Lease, Unit or Well, the values placed upon the Title Defect by Purchaser and Sellers and such other factors as are necessary to make a proper evaluation; and

                  (v) notwithstanding anything to the contrary in this Article
            3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Unit or Well shall not exceed the Allocated Value of such Lease, Unit or Well.

            (f) Sellers and Purchaser shall attempt to agree on all Title Defect Amounts by five (5) Business Days prior to the Final Settlement Date. If Sellers and Purchaser are unable to agree by that date, the Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(f). During the 10-day period following the Final Settlement Date, Title Defect Amounts in dispute shall be submitted to a title attorney with at least 10 years' experience in oil and gas titles in the State of

      Texas as selected by mutual agreement of Purchaser and Sellers or absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the "Title Arbitrator"). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator's determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(e) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation title attorneys from other states and petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by any Party and may not award damages, interest or penalties to either party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator and Sellers shall bear the other half.

            (g) Any single asserted Title Defect that has a value of less than Ten Thousand Dollars ($10,000.00) will not be considered in the calculation of adjustments to the Purchase Price.

      SECTION 3.5  LIMITATIONS ON APPLICABILITY.

      The representation and warranty in Section 3.1 shall terminate as of the Title Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser's or Sellers' rights under Section
3.4 with respect to any bona fide Title Defect claim properly reported on or before the Title Claim Date. Thereafter, Purchaser's sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, the respective Conveyances transferring the Assets from Sellers to Purchaser.

                 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER

      SECTION 4.1  DISCLAIMER.

            (a) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS
      ARTICLE 4, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF

      PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR
      (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND EACH SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING EQUIPMENT IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

            (b) Subject to the foregoing provision of this Section 4.1, and the other terms and conditions of this Agreement, each Seller severally, and not jointly, represents and warrants to Purchaser the matters set out in Sections 4.2 through 4.19 with respect only to each such Seller and only with respect to the Assets attributable to each such Seller; provided, however, that with respect to those matters set out in Sections 4.9, 4.10, 4.14, 4.15, and 4.16, each Seller other than Esenjay represents and warrants such matters to Purchaser only to the best of its knowledge after due inquiry.

      SECTION 4.2  EXISTENCE AND QUALIFICATION.

      Each Seller represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified or licensed to do business and is in good standing in the State of Texas.

      SECTION 4.3  POWER.

      Each Seller has all requisite power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the other documents and agreements contemplated hereby, to sell the Assets on the terms described in this Agreement, and to perform its other obligations under this Agreement and the other documents and agreements contemplated hereby.

      SECTION 4.4  AUTHORIZATION AND ENFORCEABILITY.

      The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller (and all documents required hereunder to be executed and delivered by each Seller at the Closing will be duly executed and delivered by each Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of each Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 4.5  NO CONFLICTS.

      Subject to the preferential purchase rights and restrictions on assignment set forth on SCHEDULE 4.17, and to rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Agreement by each Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of, or require the consent of any Person under, the certificate of incorporation or bylaws of that Seller, (ii) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, or cause the creation of any lien or encumbrance or give rise to any right of termination or cancellation under, any of the terms, condition or provisions of any note, bond, mortgage, credit agreement, indenture, lease, contract, license or other agreement to which that Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to that Seller as a party in interest, (iv) violate any Laws applicable to that Seller or any of the Assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body.

      SECTION 4.6  LIABILITY FOR BROKERS' FEES.

      Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of such Seller, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

      SECTION 4.7  LITIGATION.

      As of the date of execution of this Agreement, except as set forth in
SCHEDULE 4.7, there are no actions, suits or proceedings pending, or to any Seller's knowledge threatened in writing, before any Governmental Body with respect to the Assets.

      SECTION 4.8  TAXES AND ASSESSMENTS.

      Each Seller has timely filed, or caused to be filed, all Tax returns required to be filed with respect to the Assets. All Taxes, assessments and charges by Governmental Bodies which are due and payable by such Seller with respect to the Assets have been paid, other than those Taxes, assessments and charges by Governmental Bodies being contested in good faith for which an adequate reserve has been established. Except as set forth in SCHEDULE 4.8, there are no pending or, to the knowledge of such Seller, threatened audits, actions, proceedings or investigations with respect to Taxes payable with respect to the Assets. There are no outstanding waivers or agreements which would extend the statutory period in which a taxing authority may assess or collect a Tax with respect to the Assets for which Purchaser could have any liability.

      SECTION 4.9   ENVIRONMENTAL LAWS.

      Except as set forth in SCHEDULE 4.9 or the other schedules hereto, the Leases are and have been operated in compliance with all applicable Environmental Laws. To the best of Sellers' knowledge after due inquiry, there has been no contamination of groundwater, surface water or soil on the Leases resulting from any Seller's operations thereon, or, to each Seller's knowledge, on any portion of the Assets resulting from the operations of any other Person, which in either case required remediation on or before the date of this Agreement under applicable Environmental Laws but which has not been remediated.

      SECTION 4.10  SAFETY AND HEALTH.

      The Leases have been operated in compliance with all Laws addressing the safety and/or health of employees, including but not limited to the Occupational Safety and Health Act, 29 U.S.C.A. Section 651, et seq., and the regulations promulgated pursuant thereto, except where a failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 4.11  OUTSTANDING CAPITAL COMMITMENTS.

      There are no outstanding AFEs or other commitments to make capital expenditures which are binding on such Seller's Assets which Purchaser has not executed in counterpart as of the date this Agreement is executed and which such Seller reasonably anticipates will individually require future expenditures by the owner of the Assets in excess of $25,000 other than those shown on SCHEDULE
4.11 hereto.

      SECTION 4.12  COMPLIANCE WITH LAWS.

      Except as disclosed on SCHEDULE 4.12, and except with respect to Environmental Laws, which are addressed exclusively in Section 4.9, and employee health and safety laws, which are addressed exclusively in Section 4.10, the Leases have been owned, developed, operated and maintained in compliance with all applicable Laws, and there are no judgments, injunctions, court or administrative determinations by Governmental Bodies specifically rendered against or affecting the Assets.

      SECTION 4.13  CONTRACTS.

      Except as disclosed on the SCHEDULE 4.13, the Contracts are in full force and effect and, to the knowledge of such Seller, no third party to any Contract has prepaid any amounts due thereunder. Such Seller has not waived its remedies for default by, or expressly waived any other rights against, a third party under any Contract. To the knowledge of such Seller, Sellers and each other party thereto have made all payments due under the Contracts, except those being contested in good faith, and have performed all of its obligations under such Contracts, except for such failures to make payments or perform obligations which would not, individually or in the aggregate, have a Material Adverse Effect. Except as otherwise disclosed on SCHEDULE 4.13, to the knowledge of such Seller, such Seller has not given to or received from any third party any proposals or threats to cancel, revise or fail to renew any Contract or fail to renew, cancel or revise any easement since the Effective Time. Each Seller has paid its share of all costs payable by it under the Leases and Contracts to which that Seller is a party, except those being contested in good faith. No Seller is, nor to the knowledge of that Seller is any other party in default under any Contract to which that Seller is a party except as disclosed on
SCHEDULE 4.13 and except such defaults as would not, individually or the aggregate, have a Material Adverse Effect. Except as disclosed in SCHEDULE 4.13, there are no Contracts with Affiliates of either Seller which will be binding on the Assets after the Closing.

      SECTION 4.14  PAYMENTS FOR PRODUCTION.

      Except as disclosed in SCHEDULE 4.14, all proceeds from the sale of Hydrocarbons attributable to each Seller's interest in its respective Properties are currently being paid in full and, as of the Effective Time, no Seller was holding in suspense any proceeds from the sale of Hydrocarbons from the Leases. Further, no Seller is obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected on EXHIBIT A-1), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery.

      SECTION 4.15  GAS IMBALANCES.

      Except with respect to the Properties set forth on SCHEDULE 4.15, as of the Effective Time, there are no gas or NGL imbalances with such Seller's co-owners in the Properties.

      SECTION 4.16  GOVERNMENTAL AUTHORIZATIONS.

      Except as disclosed on SCHEDULE 4.16, such Seller possesses and at all times in the past has possessed all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor ("Governmental Authorizations") that are or have been necessary or required for the ownership and operation of the Properties (including, but not limited to, those required under Environmental Laws). Except as disclosed in
SCHEDULE 4.7 or SCHEDULE 4.16 and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) such Seller has owned and operated its Properties in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no notices of violation have been received by any Seller, and no proceedings are pending or, to any Seller's knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by that Seller.

      SECTION 4.17  CONSENTS AND PREFERENTIAL PURCHASE RIGHTS.

      None of the Assets, or any portion thereof, is subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for (i) governmental consents and approvals of assignments that are customarily obtained after the Closing and (ii) all such preferential rights, consents and restrictions as are set forth on SCHEDULE 4.17.

      SECTION 4.18  ABSENCE OF CERTAIN CHANGES.

      Except as set forth on SCHEDULE 4.18, since the Effective Time (i) the Assets have been operated in the ordinary course of business consistent with recent practices (with respect to this item (i) only, each Seller other than Esenjay represents and warrants such matter to Purchaser only to the best of its knowledge after due inquiry) and (ii) there has been no:

            (a) material damage, destruction, or loss to the Assets (whether or not covered by insurance);

            (b) Material Adverse Effect on the operations, value or prospects of the Assets other than as a result of general or industry-wide conditions in the areas where the Assets are located.

      SECTION 4.19  BANKRUPTCY.

      There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the knowledge of such Seller threatened against Sellers or any Affiliate of Sellers.

               ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Sellers the following:

      SECTION 5.1   EXISTENCE AND QUALIFICATION.

      Purchaser is a corporation organized, validly existing and in good standing under the laws of the state of its incorporation and Purchaser is duly qualified to do business and is in good standing in the State of Texas.

      SECTION 5.2   POWER.

      Purchaser has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

      SECTION 5.3   AUTHORIZATION AND ENFORCEABILITY.

      The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 5.4   NO CONFLICTS.

      The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of, or require the consent of any Person under, the certificate of incorporation or bylaws of Purchaser, (ii) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, or cause the creation of any lien or encumbrance or give rise to any right of termination or cancellation under, any of the terms, conditions or provisions of any note, bond, mortgage, credit agreement, indenture, lease, contract, license or other agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii),
(iii), (iv) or (v) above which would not have a material adverse effect on Purchaser.

      SECTION 5.5   LIABILITY FOR BROKERS' FEES.

      Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

      SECTION 5.6   LITIGATION.

      As of the date of the execution of this Agreement, there are no actions, suits or proceedings pending, or to Purchaser's knowledge, threatened in writing before any Governmental Body against Purchaser or any subsidiary of Purchaser which are reasonably likely to impair materially Purchaser's ability to perform its obligations under this Agreement.

      SECTION 5.7   FINANCING.

      Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Sellers at the Closing.

      SECTION 5.8   INDEPENDENT INVESTIGATION.

      Purchaser acknowledges and affirms that (i) it has completed its independent investigation, verification, analysis and evaluation of the Assets and (ii) it has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate. Except for the representations and warranties expressly made by each Seller in Articles 3 and 4 of this Agreement, or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.

                       ARTICLE 6 COVENANTS OF THE PARTIES

      SECTION 6.1   GOVERNMENT REVIEWS.

      Each Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

      SECTION 6.2   LETTERS-IN-LIEU; ASSIGNMENTS; OPERATORSHIP.

            (a) Each Seller will execute on the Closing Date Letters in Lieu of Division and Transfer Orders relating to its respective Assets on forms approved by Purchaser to reflect the transactions contemplated hereby.

            (b) Each Seller will use all commercially reasonable efforts to cause Purchaser, effective as of the Closing Date, to be appointed Operator of all Leases operated by any Seller, including to the extent applicable and to the extent permitted by applicable operating agreements, the execution of a Form P-4 naming Purchaser as Operator. Promptly after the execution of this Agreement, Sellers shall send letters to all other parties to applicable operating agreements, recommending that Purchaser be appointed as successor operator, effective at the Closing, and asking for such parties' votes in favor of this proposal. In addition, each Seller shall in writing record its vote in favor of this proposal. Each Seller shall use all commercially reasonable efforts to obtain prompt favorable responses from as many parties as possible. At the Closing, Purchaser shall execute a Form P-4 naming Purchaser as Operator of the Leases.

      SECTION 6.3   TRANSITION AGREEMENT.

      Esenjay and Purchaser will execute at the Closing a transition agreement in the form attached hereto as EXHIBIT C (the "Transition Agreement").

      SECTION 6.4   GAS AND NGL IMBALANCES.

      After the Closing, Purchaser expressly assumes any and all obligations attributable to gas and NGL production imbalances with co-owners of the Properties. Should Purchaser discover any inaccuracy in SCHEDULE 4.15 prior to the submission of Purchaser's written report pursuant to Section 8.4(b), Purchaser may assert a claim for an adjustment under this Section by delivering a claim notice to Sellers. In the event that it is determined that there is an inaccuracy in the gas or NGL imbalances set forth on SCHEDULE 4.15, then an adjustment to the Purchase Price, at the rate of $1.50 per MMBtu or equivalent, will be made as follows:

            (a) Should any Seller's total net gas or NGL overproduction imbalance increase, then the Purchase Price shall be reduced by the net change in the total imbalance times $1.50 per MMBtu or equivalent; or

            (b) Should any Seller's total net gas or NGL overproduction imbalance decrease, then the Purchase Price shall be increased by the net change in the total imbalance times $1.50 per MMBtu or equivalent.

      Any increase or reduction in the Purchase Price under this Section 6.4 shall be allocated to the Seller whose net gas or NGL overproduction imbalance is decreased or increased, as applicable.

      This Section 6.4 provides the exclusive remedy for any breach of any Seller's representation in Section 4.15 and any affirmation of such representation in the certificate of each Seller delivered pursuant to Section 8.2(d). Purchaser shall be deemed to have waived any breaches of Section 4.15 if Sellers have not been given timely written notice.

      SECTION 6.5   CONSENTS AND PREFERENTIAL RIGHTS.

      Promptly following the date of this Agreement, Sellers shall prepare and send (i) notices to the holders of any required consents to assignment which are set forth on SCHEDULE 4.17 requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase which are set forth on
SCHEDULE 4.17 requesting waivers of such preferential rights to purchase. The consideration payable under this Agreement for any particular Well, Unit, Lease or other Asset for purposes of preferential purchase right notices and consents to assign shall be the Allocated Value for such Well, Unit, Lease or other Asset. The Conveyance from the applicable Seller to Purchaser of the Assets affected by such preferential rights and consents to assign and that portion of the adjusted Purchase Price attributable to such affected Assets shall be delivered into a mutually agreeable escrow and Purchaser shall take beneficial possession of the affected Assets and be entitled to all production, income, proceeds, receipts and credits to which Purchaser would be entitled under
Section 10.1, and shall indemnify that Seller against any matters for which Purchaser would be liable under the terms of Sections 10.2 and 10.3 with respect to the affected Assets. Title to the affected Assets shall not transfer, and the Conveyance and associated portion of the Purchase Price shall not be released from escrow, until such preferential right to purchase or consent to assign has been waived or granted (as applicable) or the time for exercise of the same has expired. Sellers shall, at their sole expense, continue to use commercially reasonable efforts to obtain the waiver of the preferential rights or the consent to assign and shall continue to be responsible for the compliance therewith. Should the holder of a preferential right exercise the same, Purchaser and the applicable Seller agree to cause the affected Property to be transferred to such holder on the terms and provisions set out herein and in the applicable preferential right provision, and the applicable Seller shall cause the release from escrow of the Allocated Value for such Asset (adjusted as set out in Section 2.2) to Purchaser. In such event, the applicable Seller shall be entitled to retain the consideration paid by the third party and the Purchase Price shall be reduced by the Allocated Value for the affected Property. If the restriction is waived or removed or consent is obtained or if the time limit otherwise set forth relating to the preferential right expires, the applicable Seller and Purchaser shall take all action necessary to ensure that the affected Assets are promptly conveyed out of escrow to Purchaser and the associated portion of the Purchase Price conveyed out of escrow to the applicable Seller. Once the provisions set forth above are satisfied and all obligations in connection therewith have been fulfilled, the Closing shall be deemed to have occurred for all purposes hereunder with respect to the affected Assets.

      SECTION 6.6 TAX MATTERS.

      Subject to the provisions of Section 11.3, each Seller shall be responsible for all Taxes (other than ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) with respect to the Assets owned by it attributable to any period of time at or prior to the Closing, including without limitation income Taxes arising as a result of the gain recognized on the transfer of such Assets, and Purchaser shall be responsible for all such Taxes attributable to any period of time after the Closing. Regardless of which party is responsible, Sellers shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to the Closing (and shall file all returns with respect to such Taxes).

      SECTION 6.7 FURTHER ASSURANCES.

      After the Closing, Sellers and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

      SECTION 6.8 CERTAIN COVENANTS OF SELLERS.

      Sellers agree that until the Closing they: (i) will operate (or cause to be operated) the Leases in the ordinary course of business consistent with past practices; (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation reasonably anticipated by Sellers to require future capital expenditures by the owner of the Assets in excess of $25,000, or make any capital expenditures in excess of $25,000 except for matters set forth in SCHEDULE 4.11, or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain general insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force,
(iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material Governmental Authorizations affecting the Assets, (vi) subject to the provisions relating to reimbursement of costs and expenses incurred after the Effective Time, will pay or cause to be paid their pre-Effective Time working interest shares of all costs and expenses in connection therewith (except where being contested in good faith), and (vii) will not sell, transfer, hypothecate, encumber or otherwise dispose of their interests in any portion of the Assets.

                         ARTICLE 7 CONDITIONS TO CLOSING

      SECTION 7.1 CONDITIONS OF SELLERS TO CLOSING.

      The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of each Seller, to the satisfaction on or prior to the Closing of each of the following conditions:

            (a) REPRESENTATIONS. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

            (b) PERFORMANCE. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

            (c) PENDING LITIGATION. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

            (d)   DELIVERIES.   Purchaser shall have delivered to Sellers duly
      executed counterparts of the Conveyances and the other documents and certificates to be delivered by Purchaser under Section 8.3;

            (e)   PAYMENT.  Purchaser shall have paid the Closing Payment.

      SECTION 7.2 CONDITIONS OF PURCHASER TO CLOSING.

      The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to the Closing of each of the following conditions:

            (a) REPRESENTATIONS. The respective representations and warranties of each Seller set forth in Article 4 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

            (b) PERFORMANCE. Each Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

            (c) PENDING LITIGATION. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

            (d) DELIVERIES. Each Seller shall have delivered to Purchaser duly executed counterparts of the Conveyances and the other documents and certificates to be delivered by that Seller under Section 8.2; and

            (e) CONSENTS. Each Seller shall have obtained all required consents to assignment which are set forth on SCHEDULE 4.17 for the Leases unless otherwise waived in writing by Purchaser; provided that in the event of such waiver, the provisions of Section 6.5 shall apply.

                                ARTICLE 8 CLOSING

      SECTION 8.1 TIME AND PLACE OF CLOSING.

      Consummation of the purchase and sale transaction as contemplated by this Agreement (the "Closing"), shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Baker Botts L.L.P. located at One Shell Plaza, 910 Louisiana, Houston, Texas, 77002 at 10:00 a.m., local time, on the Closing Date.

      SECTION 8.2 OBLIGATIONS OF SELLERS AT CLOSING.

      At the Closing, upon the terms and subject to the conditions of this Agreement, each Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

            (a) Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by the applicable Seller;

            (b) a copy of the executed Partial Release of Lien and Security Interest, which form is acceptable to Purchaser in its reasonable discretion, releasing the Properties from all Deeds of Trust liens and security interests on file in the county records of Matagorda County, Texas, including, without limitation: (i) that certain Oil and Gas Properties Deed of Trust, Mortgage, Security Agreement and Assignment - Financing Statement dated February 19, 1999, from Esenjay Petroleum Corporation to Bank of America, N.A., recorded under File No. 991613 and in Volume 532, Page 423 of the Official Public Records of Matagorda County, Texas, which has been modified by Modification Agreements dated May 17, 2001, and September 30, 2001; (ii) that certain Deed of Trust dated April 2, 2001, from Rainbow Investments Company to American Bank, N.A., recorded under Document No. 012908, Volume 617, Pages 54-70 of the Real Property Records of Matagorda County, Texas; and (iii) that certain First Amendment to Amended and Restated Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing from Esenjay Exploration, Inc. and Frontier Acquisition Corporation to Greg Maroney, Trustee, and Sandra Bell, Trustee and Deutsche Bank AG, New York and/or Cayman Island Branch, recorded at File No. 012857, Volume 616, Page 800, on April 30, 2001.

            (c) letters-in-lieu of transfer orders covering the Assets, duly executed by the applicable Seller;

            (d) a certificate duly executed by an authorized corporate officer of each Seller, dated as of the Closing, certifying on behalf of that Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

            (e) a certificate duly executed by the secretary or any assistant secretary of each Seller, dated as of the Closing, (i) attaching, and certifying on behalf of that Seller as complete and correct, copies of (A) an extract of the resolutions of the Board of Directors of that Seller authorizing the execution, delivery and performance by that Seller of this Agreement and the transactions contemplated hereby and (B) any required approval by the stockholders of that Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of that Seller the incumbency of each officer of that Seller executing this Agreement or any document delivered in connection with the Closing;

            (f) an executed statement described in Treasury Regulation Section 1.1445-2(b)(2) certifying that that Seller is not a foreign person within the meaning of the Code;

            (g)   the Transition Agreement, duly executed by Esenjay;

            (h) Form P-4s transferring operatorship of all Leases which are operated by any Seller to Purchaser; and

            (i) an original (which may include facsimile counterparts if so permitted by the Consent to Assign) of a Consent to Assign in a form approved by Purchaser and executed by all of the lessors under that certain Oil and Gas Lease (the "Lease") among Lacy Withers Armour Trusts et al. ("Lessors"), and Esenjay Exploration, Inc., dated February 1, 1999, of which a Memorandum of Lease pertaining thereto was recorded in Volume 559, Page 942 of the Official Records of Matagorda County, Texas, granting such Lessors' consent to the assignment of the Lease as contemplated by this Agreement.

      SECTION 8.3 OBLIGATIONS OF PURCHASER AT CLOSING.

      At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to each Seller, among other things, the following:

            (a) a wire transfer of that Seller's share of the Closing Payment in same-day funds to that Seller;

            (b)   Conveyances of the Assets, duly executed by Purchaser;

            (c) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

            (d) a certificate by an authorized corporate officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

            (e) a certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching, and certifying on behalf of Purchaser as complete and correct, copies of (A) an extract of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby and (B) any required approval by the stockholders of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;

            (f)   the Transition Agreement, duly executed by Purchaser; and

            (g) Form P-4s transferring operatorship of all Leases which are operated by any Seller to Purchaser.

      SECTION 8.4 CLOSING PAYMENT AND POST-CLOSING PURCHASE PRICE ADJUSTMENTS.

            (a) Not less than three (3) Business Days prior to the Closing, Sellers shall deliver to Purchaser, using and based upon the best information available to Sellers, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2 and the share payable to each Seller. The estimate delivered in accordance with this Section 8.4(a) shall constitute the dollar amount to be paid by Purchaser to Sellers at the Closing (the "Closing Payment").

            (b) As soon as reasonably practicable after the Closing but not later than the 90th day following the Closing Date, Purchaser shall prepare and deliver to Sellers a statement setting forth the final calculation of the Adjusted Purchase Price and the share payable to each Seller and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time. Purchaser and Sellers shall supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of the statement hereunder, Sellers shall deliver to Purchaser a written report containing any changes that they propose be made to such Statement. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 150 days after the Closing Date (the "Final Settlement Date"). In the event that the Parties cannot reach agreement within such period of time, any Party may refer the remaining matters in dispute to Arthur Andersen, LLP or to a nationally-recognized independent accounting firm as may be accepted by Purchaser and Sellers, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The accounting firm's determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Sellers nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by any Party and may not award damages or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the accounting firm and Sellers shall bear the other half. Within 10 days after the earlier of (i) the expiration of Purchaser's 30-day review period without delivery of any written report or (ii) the date on which the Parties or the accounting firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Sellers the amount by which the Adjusted Purchase Price exceeds the Closing

      Payment or (y) Sellers shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.

            (c) All payments made or to be made hereunder to each Seller shall be by electronic transfer of immediately available funds to a bank and account specified in writing to Purchaser by the applicable Seller. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified in writing to the applicable Seller by Purchaser.

                       ARTICLE 9 TERMINATION AND AMENDMENT

      SECTION 9.1 TERMINATION.

      This Agreement may be terminated at any time prior to the Closing: (i) by the mutual prior written consent of Sellers and Purchaser; (ii) by Purchaser, if the Closing has not occurred on or before December 17, 2001; or (iii) by Purchaser pursuant to Section 10.7, provided, however, that no Party shall be entitled to terminate this Agreement under Section 9.1(ii) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

      SECTION 9.2 EFFECT OF TERMINATION.

      If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.6, 5.5, and 11.4 which shall continue in full force and effect) and Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1(ii) shall not relieve any Party from liability (including liability for consequential damages) for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to the Closing. In the event this Agreement terminates under Section 9.1(ii) and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to the Closing, then Purchaser, in the case of a willful or negligent failure by any Seller, or Sellers, in the event of a willful or negligent failure by Purchaser, shall be entitled to all remedies available at law or in equity, including specific performance, and shall be entitled to recover court costs and attorneys' fees in addition to any other relief to which such Party maybe entitled.

         ARTICLE 10 POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS

      SECTION 10.1  RECEIPTS.

      Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the

Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by any Seller, that Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which any Seller is entitled under Section 1.4 shall be the sole property and entitlement of that Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to that Seller.

      SECTION 10.2  EXPENSES.

      Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all Property Costs for which any Seller is responsible under Section 1.4 shall be the sole obligation of that Seller and that Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by any Seller, promptly reimburse that Seller for and hold that Seller harmless from and against same. Sellers are entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Sellers are in whole or in part responsible, provided that Sellers shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Sellers shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Sellers and relating to periods for which Purchaser is partially responsible.

      SECTION 10.3  ASSUMPTION AND INDEMNIFICATION.

            (a) Without limiting Purchaser's rights to indemnity under this
      Article 10 and except as otherwise provided in Section 1.4 above with respect to the Runnells No. 7 Well, after the Closing, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Sellers, known or unknown, with respect to the Assets that arise or are attributable to that period of time on or after the Effective Time, including but not limited to obligations to plug wells and dismantle structures and to restore and/or remediate the Assets in accordance with applicable agreements and Laws, and all of the obligations and liabilities of Sellers, known or unknown, with respect to the Assets regardless of whether the same arise or are attributable to that period of time before or after the Effective Time with respect to obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, gas balancing obligations, obligations to pay working interests, royalties, overriding royalties and other interests held in suspense (all of said obligations and liabilities, subject to the exclusions of the proviso below, herein being referred to as the "Assumed Seller Obligations");

      provided, however, that Purchaser does not assume any obligations or liabilities of Sellers to the extent that those obligations or liabilities are:

                  (i)   attributable to or arise out of the Excluded Assets;

                  (ii) attributable to or arise out of (x) the actions, suits or proceedings, if any, set forth on SCHEDULE 4.7, (y) the blowout of the Runnels #5 Well, and (z) any other matters set forth on
            SCHEDULE 4.18, to the full extent of Sellers' pre-Closing obligation; or

                  (iii) the continuing responsibility of any Seller under
            Sections 10.2 and 10.3(c).

            (b) Purchaser shall indemnify, defend and hold harmless Sellers from and against all Damages incurred or suffered by Sellers

                  (i) caused by or arising out of or resulting from the Assumed Seller Obligations,

                  (ii) caused by or arising out of or resulting from the ownership, use or operation of the Assets after the Closing Date,

                  (iii) caused by or arising out of or resulting from
            Purchaser's breach of any of Purchaser's covenants or agreements contained in Sections 6.1 or 6.2, or

                  (iv) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in
            Article 5 of this Agreement or in the certificate delivered by Purchaser at the Closing pursuant to Section 8.3(d),

      EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting in each case Damages against which any Seller would be required to indemnify Purchaser under Section 10.3(d) at the time the claim notice is presented by Purchaser.

            (c) Without limiting each Seller's right to indemnity under this
      Article 10, and except as otherwise provided in Section 1.4 above with respect to the Runnells No. 7 Well, after the Closing, each Seller, severally and not jointly, with respect only to itself, shall retain and hereby agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) its pre-Effective Time proportionate share of the obligations and liabilities, known or unknown, with respect to the Assets that arise or are attributable to that period of time prior to the Effective Time which are asserted in writing to the applicable Seller on or before December 31, 2003, including but not limited to obligations to plug wells and dismantle structures that were located on the Leases but were not in use as of the Effective Time, and to restore and/or remediate the Assets with respect to conditions in existence as of the Effective Time in accordance with applicable agreements and Laws (all of said obligations and liabilities, subject to the exclusions of the proviso below, herein being referred to as the "Retained Seller Obligations"). "Retained Seller Obligations" shall specifically exclude the Assumed Seller Obligations, including without limitation all of the obligations and liabilities of Sellers, known or unknown, with respect to the Assets that arise or are attributable to that period of time before the Effective Time with respect to obligations to furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, gas balancing obligations, obligations to pay working interests, royalties, overriding royalties and other interests held in suspense, which obligations and liabilities are assumed by Purchaser under Section 10.3(a).

            (d) Each Seller severally, and not jointly, shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser which are applicable to such Seller:

                  (i) caused by or arising out of or resulting from the Retained Seller Obligations which are applicable to such Seller;

                  (ii) caused by or arising out of or resulting from those obligations and liabilities described in Sections 10.3(a)(i) and 10.3(a)(ii) that are attributable to such Seller;

                  (iii) caused by or arising out of or resulting from that
            Seller's breach of any of such Seller's covenants or agreements contained in Sections 6.1, 6.2, or 6.5 of this Agreement; or

                  (iv) caused by or arising out of our resulting from any breach of any representation or warranty made by such Seller contained in Article 4 of this Agreement, or in the certificate delivered by such Seller at the Closing pursuant to Section 8.2(d),

      EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON.

            (e) Notwithstanding anything to the contrary contained in this Agreement, this Section 10.3 contains the Parties' exclusive remedy against one another with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 4 (other than Section 4.15), 5 and Sections 6.1, 6.2, and 6.5 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Closing pursuant to Sections 8.2(d) or 8.3(d), as applicable.

            (f) Claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 2.2, and pursuant to Section 10.2, and shall not be subject to indemnification under this Section 10.3.

            (g) Title Defects shall be exclusively handled pursuant to Section 3.4, and, if applicable, pursuant to the Purchase Price adjustment mechanism in Section 2.2 and shall not be subject to indemnification under this Section 10.3.

            (h) "Damages", for purposes of this Article 10, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Sellers shall not be entitled to indemnification under this Section 10.3 for, and "Damages" shall not include, (i) loss of profits or other consequential damages suffered by the party claiming indemnification, or any punitive damages, (ii) any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $10,000, and (iii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Party after the Closing Date.

            (i) The indemnity of each Party provided in this Section 10.3 shall be for the benefit of and extend to such Party's present and former Affiliates, and its and their directors, officers, employees, and agents.

      SECTION 10.4      INDEMNIFICATION ACTIONS.

      All claims for indemnification under Section 10.3 shall be asserted and resolved as follows:

            (a) For purposes of this Article 10, the term "Indemnifying Party" when used in connection with particular Damages shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Damages pursuant to this Article 10, and the term "Indemnified Party" when used in connection with particular Damages shall mean the Party or Parties having the right to be indemnified with respect to such Damages by another Party or Parties pursuant to this Article 10.

            (b) To make claim for indemnification under Section 10.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.4, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a "Claim"), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section
      10.4 shall not relieve the Indemnifying Party of its obligations under
      Section 10.3 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

            (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

            (d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 10.4(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

            (e) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party's choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

            (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Party hereunder.

      SECTION 10.5      LIMITATION ON ACTIONS.

            (a) The representations and warranties of Sellers in Article 4 (other than Section 4.15) and the corresponding representations and warranties given in the certificate delivered at the Closing pursuant to
      Section 8.2(d) shall survive the Closing for a period of two (2) years. The representations and warranties of Purchaser in Article 5 and the covenants and agreements of the Parties in Article 6, and the corresponding representations and warranties given in the certificate delivered at the Closing pursuant to Section 8.3(d) shall survive the Closing for a period of one year. The representations and warranties of each Seller in Section 3.1 shall terminate at the Title Claim Date. The representations and warranties of each Seller in Section 4.15 and the corresponding representations and warranties given in the certificate delivered by each Seller at the Closing pursuant to Section 8.2(d) shall terminate on the deadline for delivery (or, if earlier, the date of delivery) of Purchaser's written report pursuant to Section 8.4(b). The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

            (b) The indemnities in Sections 10.3(b)(iii), 10.3(b)(iv), 10.3(d)(iii) and 10.3(d)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Purchaser's indemnities in Sections 10.3(b)(i) and 10.3(b)(ii) and Sellers' indemnities in Section 10.3(d)(ii) shall continue without time limit and Sellers' indemnities in Section 10.3(d)(i) shall continue for the period specified in Section 10.3(c).

      SECTION 10.6      RECORDING.

      As soon as practicable after the Closing, Purchaser shall record the conveyances in the appropriate counties as well as the appropriate governmental agencies and provide Sellers with copies of all recorded or approved instruments.

      SECTION 10.7      SPECIAL PROVISION FOR CASUALTY LOSS OR CONDEMNATION.

      If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to Close and Sellers shall, at the Closing, pay to Purchaser that portion of all sums paid to Sellers by third parties attributable to the Assets by reason of such casualty or taking and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Sellers' right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Sellers and their directors, officers, employees and agents) arising out of the casualty or taking; provided, however, in the event the loss as a result of such casualty or taking is equal to ten percent (10%) or more of the unadjusted Purchase Price, Purchaser shall have the option, in its sole discretion, to terminate this Agreement pursuant to Article 9.

                            ARTICLE 11 MISCELLANEOUS

      SECTION 11.1      COUNTERPARTS.

      This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original instrument, but all such counterparts, including facsimile counterparts, together shall constitute but one agreement.

      SECTION 11.2      NOTICE.

      All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

            If to Sellers:          Esenjay Exploration, Inc.
                                    One Allen Center
                                    500 Dallas Street, Suite 2920
                                    Houston, TX 77002
                                    Attention:  David B. Christofferson, Vice
                                     President
                                    Telephone:  (713) 739-7100
                                    Telecopy:   (713) 739-7124

                                                and

                                    Esenjay Petroleum Corporation
                                    500 North Water Street
                                    Suite 1100 South
                                    Corpus Christi, TX 78471
                                    Attention:  Michael Johnson, President
                                    Telephone:  (361) 883-7464
                                    Telecopy:   (361) 884-5420

                                                and

                                    Brazos Resources, Inc.
                                    P.O. Box 1050
                                    Corpus Christi, TX 78403
                                    Attention:  Duane Herbst, Vice President
                                    Telephone:  (361) 882-8407
                                    Telecopy:   (361) 882-9210

                                                and

                                    Trijon Exploration, Inc.
                                    615 N. Upper Broadway, Suite 2040
                                    Corpus Christi, TX 78447
                                    Attention:  John T. Corcoran, President
                                    Telephone:  (361) 888-7794
                                    Telecopy:   (361) 888-5204

                                                and

                                    JLC Enterprises, Inc.
                                    615 N. Upper Broadway, Suite 1935
                                    Corpus Christi, TX 78477
                                    Attention:  James L. Claughton, President
                                    Telephone:  (361) 887-2991
                                    Telecopy:   (361) 883-4790

            If to Purchaser:        Santos USA Corp.
                                    2500 Tanglewilde, Suite 160
                                    Houston, Texas 77063
                                    Attention:  Kathleen A. Hogenson
                                    Telephone:  (713) 986-1700
                                    Telecopy:   (713) 986-4200

            With a copy to:         Baker Botts L.L.P.
                                    One Shell Plaza
                                    910 Louisiana
                                    Houston, Texas  77002-4995
                                    Attention:  Lori J. Khan, Esq.
                                    Telephone:  (713) 229-1318
                                    Telecopy:   (713) 229-2718

Any Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

      SECTION 11.3      SALES OR USE TAX, RECORDING FEES AND SIMILAR TAXES AND
                        FEES.

      Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Sellers such certificate or evidence.

      SECTION 11.4      EXPENSES.

      Except as provided in Section 11.3, all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

      SECTION 11.5      REPLACEMENT OF BONDS, LETTERS OF CREDIT AND GUARANTEES.

      The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by any Seller with Governmental Bodies and relating to the Assets may be transferable to Purchaser. Promptly following the Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by any Seller or to consummate the transactions contemplated by this Agreement.

      SECTION 11.6      GOVERNING LAW.

      This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws.

      SECTION 11.7      CAPTIONS.

      The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

      SECTION 11.8      WAIVERS.

      Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

      SECTION 11.9      ASSIGNMENT.

      No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties and any assignment or delegation made without such consent shall be void, except that prior to Closing Purchaser may assign this Agreement to any direct or indirect wholly-owned subsidiary of Purchaser. Following such an assignment, Purchaser shall remain liable for its duties, liabilities and obligations hereunder, and Purchaser does hereby guarantee unto Sellers, the performance by such assignee of all of the duties, liabilities and obligations hereunder that are assigned to such designee in accordance with the foregoing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

      SECTION 11.10     ENTIRE AGREEMENT.

      This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

      SECTION 11.11     AMENDMENT.

            (a) This Agreement may be amended or modified only by a written agreement, designated as an amendment or modification, executed by all of the Parties.

            (b) No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

      SECTION 11.12     NO THIRD-PARTY BENEFICIARIES.

      Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 10.3(g).

      SECTION 11.13     REFERENCES.

      In this Agreement, unless the context clearly indicates otherwise,

            (a) References to any gender includes a reference to all other genders;

            (b) References to the singular includes the plural, and vice versa;

            (c) Reference to any Article or Section means an Article or Section of this Agreement;

            (d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

            (e) Unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

            (f) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

      SECTION 11.14     CONSTRUCTION.

      Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each Seller and Purchaser have had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions.

      SECTION 11.15     LIMITATION ON DAMAGES.

      Notwithstanding anything to the contrary contained herein, none of Purchaser, Sellers or any of their respective Affiliates shall be entitled to punitive damages in connection with this Agreement and the transactions contemplated hereby and Purchaser and each Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to punitive damages in connection with this Agreement and the transactions contemplated hereby.

                             ARTICLE 12 DEFINITIONS

      "Adjustment Period" has the meaning set forth in Section 2.2(a).

      "Adjusted Purchase Price" has the meaning set forth in Section 2.2.

      "Affiliate" with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.

      "Agreement" has the meaning set forth in the first paragraph of this Agreement.

      "Allocated Value" has the meaning set forth in Section 2.3.

      "Assets" has the meaning set forth in Section 1.2.

      "Assumed Seller Obligations" has the meaning set forth in Section 10.3(a).

      "Business Day" means each calendar day except Saturdays, Sundays and federal holidays.

      "Claim" has the meaning set forth in Section 10.4.

      "Claim Notice" has the meaning set forth in Section 10.4.

      "Closing" has the meaning set forth in Section 8.1.

      "Closing Date" means the third Business Day following the day on which all conditions in Article 7 to be satisfied prior to the Closing have been satisfied or waived.

      "Closing Payment" has the meaning set forth in Section 8.4(a).

      "Code" has the meaning set forth in Section 2.3.

      "Contracts" has the meaning set forth in Section 1.2(c).

      "Conveyance" has the meaning set forth in Section 3.1(b).

      "Damages" has the meaning set forth in Section 10.3(h).

      "Defensible Title" has the meaning set forth in Section 3.2.

      "Effective Time" has the meaning set forth in Section 1.4.

      "Environmental Laws" means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Oil Pollution Act, 33 U.S.C. Section 2701 ET SEQ.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 ET SEQ.; and the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j; and all similar Laws as of the date hereof of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing.

      "Equipment" has the meaning set forth in Section 1.2(e).

      "Excluded Assets" has the meaning set forth in Section 1.3.

      "Governmental Authorization" has the meaning set forth in Section 4.16.

      "Governmental Body" means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

      "Hydrocarbons" means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

      "Indemnified Party" has the meaning set forth in Section 10.4.

      "Indemnifying Party" has the meaning set forth in Section 10.4.

      "Laws" means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

      "Leases" has the meaning set forth in Section 1.2(a).

      "Material Adverse Effect" means any material adverse effect on the ownership, operation or value of the Assets, as currently operated, taken as a whole, provided, however, that "Material Adverse Effect" shall not include general changes in industry or economic conditions or changes in laws or in regulatory policies.

      "NGL" or "NGLs" has the meaning set forth in Section 1.4.

      "Permitted Encumbrances" has the meaning set forth in Section 3.3.

      "Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

      "Properties" has the meaning set forth in Section 1.2(b).

      "Property Costs" has the meaning set forth in Section 1.4.

      "Purchase Price" has the meaning set forth in Section 2.1(a).

      "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

      "Records" has the meaning set forth in Section 1.2(g).

      "Retained Seller Obligations" has the meaning set forth in Section
10.3(c).

      "Seller" and "Sellers" has the meaning set forth in the first paragraph of this Agreement.

      "Taxes" means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

      "Title Arbitrator" has the meaning set forth in Section 3.4(f).

      "Title Claim Date" has the meaning set forth in Section 3.4(a).

      "Title Claim Notice" has the meaning set forth in Section 3.4(a).

      "Title Defect" has the meaning set forth in Section 3.2.

      "Title Defect Amount" has the meaning set forth in Section 3.4(b).

      "Transition Agreement" has the meaning set forth in Section 6.3.

      "Units" has the meaning set forth in Section 1.2(b).

      "Wells" has the meaning set forth in Section 1.2(a).

      IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

      SELLERS:


                                    ESENJAY EXPLORATION, INC.



                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------


                                    ESENJAY PETROLEUM CORPORATION



                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------


                                    BRAZOS RESOURCES, INC.



                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------


                                    TRIJON EXPLORATION, INC.



                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------

                                    JLC ENTERPRISES, INC.



                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------
      PURCHASER:


                                SANTOS USA CORP.



                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
                                          ---------------------------